(EXECUTION COPY)

TIME-VESTING RESTRICTED STOCK AGREEMENT
THIS AGREEMENT is made as of April 30, 2012 (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and John Bickham (the “Participant”).
Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2009 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Agreement (the “Agreement”).
The undersigned Participant has been granted the number of shares of Restricted Stock (“Restricted Shares”) set forth below, subject to the terms and conditions of the Plan and this Agreement, as follows:
Vesting Schedule:        As provided in Section 3 of the Agreement
Number of Restricted Shares Granted:        100,000
Charter Communications, Inc.
/s/ Robert E Quicksilver
Robert E. Quicksilver, Executive Vice President and Chief Administrative Officer
I, the undersigned, agree to this grant of Restricted Shares, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 22 of this Agreement.
/s/ John Bickham
Participant (John Bickham)

1.Incorporation By Reference; Plan Document Receipt.

This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto permitted by Section 17.1 of the Plan (as of the date hereof) adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall, unless set forth otherwise herein, have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall, unless set forth otherwise herein, control.

2.Grant of Restricted Shares.

The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Restricted Shares specified above, which Restricted Shares shall be issued in the Participant's name as of the Grant Date provided that the Participant has executed the appropriate blank stock power attached hereto as Exhibit A, an escrow agreement and any other documents required by the Committee as a condition to the issuance of such Restricted Shares. If the Participant does not execute such documents by the Grant Date, this Award of Restricted Shares shall be null and void. The Restricted Shares issued hereunder shall be deposited together with the stock powers with the Company as escrow agent. Upon delivery of the Restricted Shares to the Company as escrow agent, the Participant shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive all dividends or other distributions paid or made with respect to the Restricted Shares according to the terms and conditions of Section 4. Upon vesting of any of the Restricted Shares, the Committee shall cause a stock certificate to be promptly delivered to the Participant with respect to such vested Restricted Shares, free of the restrictions set forth in Section 3. Notwithstanding the foregoing, the Committee may impose such additional restrictions as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws. If any of the Restricted Shares are forfeited in accordance with the terms of this Agreement, such Restricted Shares shall be deemed no longer outstanding and Participant shall forfeit any and all rights thereto. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant's interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the Restricted Shares, except as otherwise specifically provided for in the Plan or this Agreement.
3.Vesting of Restricted Shares.

(a)Normal Vesting. Unless otherwise provided in this Agreement or the Plan, the Restricted Shares granted hereunder shall, subject to the Participant's continued

employment with the Company or its Subsidiaries on each such vesting date (except as provided otherwise in Sections 3(b) and 3(c)), vest as to one-fourth of the total number of Restricted Shares (i.e., 25,000 Restricted Shares, and each such group of Restricted Shares, a “Tranche”) on each of the first four (4) anniversaries of the “Effective Date” as defined in the employment agreement by and between the Participant and the Company, dated and effective as of April 30, 2012(the “Employment Agreement”) (each such anniversary, an “Annual Vesting Date”).

(b)Certain Terminations. Subject to Section 3(c) but otherwise notwithstanding anything to the contrary set forth in the Employment Agreement, the Plan or this Agreement, upon the termination of employment of the Participant:

(i)following the Effective Date by the Company for Cause (as defined in the Employment Agreement), by the Participant without Good Reason (as defined in the Employment Agreement) other than as a result of Participant retiring from the Company at any time after the Effective Date (“Retirement”) or as a result of the Participant's death or Disability (as defined in the Employment Agreement), any unvested Restricted Shares shall be forfeited and returned to the Company; provided that, in the case of termination by the Participant without Good Reason other than as a result of Retirement prior to the Release Date (as defined below) and after the first anniversary of the Effective Date, 25,000 Restricted Shares shall remain outstanding and unvested until the Release Date and, in the absence of a Forfeiture Termination (as defined below), shall vest on the Release Date; or

(ii)following the Effective Date by the Company without Cause, or by the Participant for Good Reason or as a result of Retirement, subject to Section 3(c):

(A)
the unvested Tranche, if any, held by Participant that would, absent Participant's termination of employment, vest on the Annual Vesting Date immediately following the Date of Termination (as defined in the Employment Agreement) shall vest upon the Date of Termination in a prorated amount as to a number of Restricted Shares equal to 25,000 multiplied by a fraction, the numerator of which is the number of calendar days following the Annual Vesting Date immediately preceding the Date of Termination (or, in the case of the Tranche that would vest on the first Annual Vesting Date, the Grant Date) through the Date of Termination, and the denominator of which is 365; provided that if Participant's employment is terminated by the Company without Cause or by Participant for Good Reason in either case (x) upon or within thirty (30) calendar days before or twelve (12) months after a Change in Control, or (y) prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, all unvested Restricted Shares shall vest in full upon the Date of Termination; and

(B)	any Restricted Shares that remain unvested after the application of clause (A) and Section 3(c) shall be forfeited and returned to the Company as of the Date of Termination.

In the absence of affirmative action by the Company or the Participant to terminate the employment of the Participant, the expiration of the term of the Employment Agreement shall not constitute a termination of employment by the Company or by the Participant under this Section 3(b). For purposes of this Agreement, “Change in Control” shall mean “Change of Control” as defined under the Employment Agreement.
(c)Forfeiture Resignation. If, following the Effective Date, Participant Voluntarily (as defined in the Employment Agreement) resigns without Good Reason or as a result of Retirement and assumes a role as an employee at or consultant to Comcast, Time Warner Cable, Cablevision, Cox or any of their respective affiliates (or a company that is, at such time, a top-four (4) multi-system operator peer of the Company, and any affiliate of any such company) (each such company, a “Restricted Company”) at any time before the 18-month anniversary of the Effective Date (such resignation, a “Forfeiture Resignation”, and such 18-month anniversary, the “Release Date”), Participant shall forfeit any and all rights to all Restricted Shares, and all of the Restricted Shares shall immediately be returned to the Company (the “Forfeiture Provision”). In order to implement the foregoing, notwithstanding anything to the contrary set forth in this Agreement, the Employment Agreement or the Plan, any Restricted Shares which otherwise would have vested pursuant to Section 3(a) prior the Release Date shall become vested on the Release Date (and only if there has not been a Forfeiture Termination); provided that if the Participant's employment is terminated in accordance with Section 3(b)(ii) prior to the Release Date other than as a result of Retirement, any Restricted Shares which would have vested prior to such termination but for this Section 3(c), as well as any Restricted Shares which vest in accordance with Section 3(b)(ii), will become vested on the Termination Date. The Forfeiture Provision shall expire upon a Change in Control that occurs prior to the Release Date, and any Restricted Shares which otherwise would have vested pursuant to Section 3(a) through the date of such Change in Control shall become vested on such date.

(d)Examples. By way of example, the Participant is granted the Restricted Shares on April 30, 2012, and assume that the Effective Date is the same date.

(i)Termination or Retirement Example. If Participant is terminated by the Company without Cause or resigns for Good Reason on October 30, 2013 (the Release Date), Participant will vest on the Date of Termination (i.e., October 30, 2013) in (A) the first Tranche (i.e., as to 25,000 Restricted Shares) which would have vested on April 30, 2013 but for Section 3(c), and (B) 50% of the 25,000 Restricted Shares subject to the second Tranche that were scheduled to vest on April 30, 2014 (i.e., 12,500 Restricted Shares) because Participant was employed for 50% of the vesting year April 30, 2013 - April 30, 2014. The remaining unvested 50% of the 25,000 Restricted Shares subject to the second Tranche (i.e., 12,500 Restricted Shares) and all Restricted Shares subject to the third and fourth Tranches shall be forfeited and returned to the Company.

(ii)Change in Control Example. A Change in Control occurs on June 30, 2013. If Participant is terminated by the Company without Cause or resigns for Good Reason on September 1, 2013, all Restricted Shares shall vest on the Date of Termination.

(iii)Forfeiture Resignation Example. Participant Voluntarily resigns on May 1, 2013. The first Tranche (i.e., as to 25,000 Restricted Shares) would have vested on April 30, 2013 but for Section 3(c), but did not vest because May 1, 2013 is prior to the Release Date (i.e., October 30, 2013). On May 25, 2013, Participant is hired as the chief operating officer of a Restricted Company. All of the Restricted Shares, including the first Tranche, are immediately forfeited in their entirety and returned to the Company due to the Forfeiture Provision. (If, however, a Change in Control occurred on May 24, 2013 or Participant did not become an employee of a Restricted Company so as to be a Forfeiture Resignation, the Forfeiture Provision would have expired and the first Tranche would have vested on May 24, 2013 in the Change in Control example and on October 30, 2013 in the example of a resignation without later employment with a Restricted Company.)

(e)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of all or any Restricted Shares at any time and for any reason.

4.Rights as Stockholder; Dividends and Other Distributions. Participant shall have the right to vote the Restricted Shares and to receive any dividends declared or dividends or distributions paid on such Restricted Shares in accordance with the terms of this Section 4. Payment to the Participant of dividends declared or paid by the Company on Restricted Shares shall be (a) deferred until vesting of such Restricted Shares and (b) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, such dividends shall be deposited with the Company and subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid . Payment of deferred dividends in respect of Restricted Shares, together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Restricted Shares in respect of which the deferred dividends are paid, and any dividends deferred in respect of any Restricted Shares shall be forfeited upon the forfeiture of such Restricted Shares.

5.Effect of a Merger, Consolidation or Liquidation.

Subject to the terms of the Plan and this Agreement, in the event of (a) a liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Restricted Shares shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more of the following: (i) accelerate the vesting schedule with respect to the Restricted Shares, (ii) arrange to have the surviving or successor entity assume the Restricted Shares or grant replacement Restricted Shares with appropriate adjustments in the number and kind of securities or other property subject to such Restricted Shares or adjustments so that the Restricted Shares or their replacements represent the right to receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of such Restricted Shares, or (iii) cancel the Restricted Shares upon the payment to the Participant in cash of an amount that is equal to the amount, if any, of the aggregate Fair Market Value of the Restricted Shares or portion thereof surrendered at the effective time of the Transaction. The treatment of any Restricted Shares as provided in this Section 5 shall be conclusively presumed to be appropriate for purposes of Section 14 of the Plan.
6.Non-Transferability.

The Participant's Restricted Shares may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, whether by operation of law or otherwise, other than to the Company as a result of forfeiture of the Restricted Shares as provided herein, nor may the Restricted Shares in respect of which restrictions remain be made subject to execution, attachment or similar process, unless and until such Restricted Shares vest in accordance with the provisions hereof.
7.Governing Law.

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.Withholding of Tax; Section 83(b) Election.

8.1 The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant's FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Shares. Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or Restricted Shares otherwise delivered to the Participant hereunder.

8.2 Under Section 83 of the Code, the difference between the purchase price, if any, paid for the Restricted Shares and their fair market value on the date the restrictions applicable to such Restricted Shares lapse (if greater) will be reportable as ordinary income at that time. The Participant may elect to be taxed at the time the Restricted Shares are acquired rather than when such Restricted Shares cease to be subject to such restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. If the Participant makes such an election, (i) the Participant will have to make a tax payment to the extent the purchase price is less than the fair market value of the Restricted Shares on the Grant Date, and (ii) no tax payment will have to be made to the extent the purchase price is at least equal to the fair market value of the Restricted Shares on the Grant Date. If the Participant chooses not to make this filing within the thirty (30)-day period, the Participant will recognize ordinary income as the Restricted Shares become vested, based on their fair market value at that time.

9.Legend. All certificates representing the Restricted Shares shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING CONDITIONS AND CERTAIN RESTRICTIONS ON TRANSFER, SALE AND HYPOTHECATION AND CERTAIN REPURCHASE RIGHTS. A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS GOVERNING SUCH RESTRICTIONS IS SET FORTH IN THE CHARTER COMMUNICATIONS, INC. 2009 STOCK INCENTIVE PLAN AND IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR HIS OR HER PREDECESSOR IN INTEREST. COPIES OF THE PLAN AND AWARD AGREEMENT ARE ON FILE AT THE COMPANY'S PRINCIPAL OFFICE AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”
10.Securities Representations.

This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
10.1 The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant's representations set forth in this Section 10.

10.2 If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Shares issued hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register such Shares (or to file a “re-offer prospectus”).

10.3 If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Shares, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the Shares issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

11.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. For the avoidance of doubt, the Participant acknowledges and agrees that, notwithstanding anything to the contrary set forth in any employment agreement between the Participant and the Company, the vesting of the Restricted Shares, including, without limitation, upon a termination of the Participant's employment and upon a Change in Control, shall be governed by the terms of this Agreement. This Agreement may be modified, amended, suspended or terminated by the Committee in its discretion at any time, and any terms or conditions may be waived by the Committee in its discretion at any time; provided, however, that all such modifications, amendments, suspensions, terminations or waivers that shall adversely effect an Participant shall only be effective pursuant to a written instrument executed by the parties hereto.

12.Notices.

Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
13.No Right to Employment.

Any questions as to whether and when there has been a termination of employment and the cause of such termination of employment shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant's employment or service at any time, for any reason and with or without Cause.
14.Transfer of Personal Data.

The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Shares awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
15.Compliance with Laws.

The issuance of Restricted Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the Restricted Shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the issuance of the Restricted Shares, the

Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
16.Binding Agreement; Assignment.

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
17.Headings.

The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
18.Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
19.Further Assurances.

Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
20.Severability.

The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
21.Acquired Rights.

The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of Restricted Shares made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Restricted Shares awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant's ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

22.Company Recoupment.

The Participant's right to the Restricted Shares granted hereunder shall in all events be subject to any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

EXHIBIT A
STOCK POWER
For value received, I hereby sell, assign and transfer unto Charter Communications, Inc., a Delaware corporation (the “Company”), 100,000 shares of common stock of the Company standing in my name on the books of said Company represented by Certificate(s) Number(s) ___________________ herewith, and do hereby irrevocably constitute and appoint _________________________ attorney to transfer the said shares of common stock on the books of said Company with full power of substitute in the premises.

Date: _______________________________
Printed Name: ________________________
Signature: ___________________________
Witness Signature: _____________________

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